                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 2)(1)


                              PHARMACYCLICS, INC.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  716933 10 6
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


                       (CONTINUED ON FOLLOWING PAGE(S))

                             (PAGE 1 OF 11 PAGES)
--------

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 -----------------------
CUSIP NO. 716933 10 6                   13G                   Page 2 of 11 Pages
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               RICHARD A. MILLER

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
       NUMBER                   222,067 SHARES OF COMMON STOCK ISSUABLE UPON
         OF                     EXERCISE OF STOCK OPTIONS
       SHARES        -----------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY                   305,676 SHARES, INCLUDES 279,008 SHARES HELD
        EACH                     DIRECTLY BY THE MILLER-HORNING FAMILY TRUST OF
      REPORTING                  WHICH RICHARD A. MILLER AND SANDRA J. HORNING
       PERSON                    ARE THE SOLE TRUSTEES
        WITH         -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
                                 222,067 SHARES OF COMMON STOCK ISSUABLE UPON
                                 EXERCISE OF STOCK OPTIONS
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                                 305,676 SHARES, INCLUDES 279,008 SHARES HELD
                                 DIRECTLY BY THE MILLER-HORNING FAMILY TRUST OF
                                 WHICH RICHARD A. MILLER AND SANDRA J. HORNING
                                 ARE THE SOLE TRUSTEES
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               222,067 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF STOCK OPTIONS
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [    ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               2.18% AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP NO. 716933 10 6                   13G                   Page 3 of 11 Pages
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               MILLER-HORNING FAMILY TRUST

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
       NUMBER                   279,008 SHARES OF COMMON STOCK OF WHICH RICHARD
         OF                     A. MILLER AND SANDRA J. HORNING ARE THE SOLE
       SHARES                   TRUSTEES AND MAY BE DEEMED TO HAVE SHARED POWER
    BENEFICIALLY                TO VOTE THE SHARES
      OWNED BY        ----------------------------------------------------------
        EACH              6  SHARED VOTING POWER
      REPORTING                 SEE RESPONSE TO ROW 5
       PERSON         ----------------------------------------------------------
        WITH              7  SOLE DISPOSITIVE POWER
                                279,008 SHARES OF COMMON STOCK OF WHICH
                                RICHARD A. MILLER AND SANDRA J. HORNING ARE THE
                                SOLE TRUSTEES AND MAY BE DEEMED TO HAVE SHARED
                                POWER TO VOTE THE SHARES
                      ----------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                      SEE RESPONSE TO ROW 7
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               279,008 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [    ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               2.73% AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP NO. 716933 10 6                   13G                   Page 4 of 11 Pages
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               JORDAN ANDREW MILLER TRUST

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
       NUMBER                   13,334 SHARES OF COMMON STOCK OF WHICH MICHAEL
         OF                     J. MILLER IS THE SOLE TRUSTEE AND MAY BE DEEMED
       SHARES                   TO HAVE INDIVIDUAL POWER TO VOTE THE SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY            6  SHARED VOTING POWER
        EACH                    SEE RESPONSE TO ROW 5
      REPORTING       ----------------------------------------------------------
       PERSON             7  SOLE DISPOSITIVE POWER
        WITH                    13,334 SHARES OF COMMON STOCK OF WHICH MICHAEL
                                J. MILLER IS THE SOLE TRUSTEE AND MAY BE  DEEMED
                                TO HAVE INDIVIDUAL POWER TO VOTE THE SHARES
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER
                                SEE RESPONSE TO ROW 7

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               13,334 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.13% AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP NO. 716933 10 6                   13G                   Page 5 of 11 Pages
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               JARED DAVID MILLER TRUST

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
       NUMBER                   13,334 SHARES OF COMMON STOCK OF WHICH MICHAEL
         OF                     J. MILLER IS THE SOLE TRUSTEE AND MAY BE DEEMED
       SHARES                   TO HAVE INDIVIDUAL POWER TO VOTE THE SHARES
    BENEFICIALLY      ----------------------------------------------------------
      OWNED BY            6  SHARED VOTING POWER
        EACH                    SEE RESPONSE TO ROW 5
      REPORTING       ----------------------------------------------------------
       PERSON             7  SOLE DISPOSITIVE POWER
        WITH                    13,334 SHARES OF COMMON STOCK OF WHICH
                                MICHAEL J. MILLER IS THE SOLE TRUSTEE AND
                                MAY BE DEEMED TO HAVE INDIVIDUAL POWER TO
                                VOTE THE SHARES
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER
                                SEE RESPONSE TO ROW 7
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               13,334 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0.13% AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
               OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP NO. 716933 10 6                   13G                   Page 6 of 11 Pages
------------------------                                 -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               SANDRA J. HORNING

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ] (b) [X]

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
       NUMBER                   0 SHARES OF COMMON STOCK
         OF           ----------------------------------------------------------
       SHARES             6     SHARED VOTING POWER
    BENEFICIALLY                279,008 SHARES HELD DIRECTLY BY THE
      OWNED BY                  MILLER-HORNING FAMILY TRUST OF WHICH SANDRA J.
        EACH                    HORNING IS ONE OF THE SOLE TRUSTEES
      REPORTING       ----------------------------------------------------------
       PERSON             7  SOLE DISPOSITIVE POWER
        WITH                    0 SHARES
                      ----------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER
                                279,008 SHARES HELD DIRECTLY BY THE
                                MILLER-HORNING FAMILY TRUST OF WHICH SANDRA J.
                                HORNING IS ONE OF THE SOLE TRUSTEES

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               0% AS OF DECEMBER 31, 1997
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 716933 10 6                   13G                   Page 7 of 11 Pages


ITEM 1(a)   NAME OF ISSUER:

            Pharmacyclics, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            995 East Arques Avenue
            Sunnyvale, CA 94086

ITEM 2(a)   NAME OF PERSON FILING:

            This statement is filed by Richard A. Miller(2), Sandra J. Horning, Miller-Horning Family Trust, Jordan Andrew Miller Trust and Jared David Miller Trust sometimes collectively referred to as the "Reporting Persons."

            The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that it or any of the other persons on whose behalf this statement is filed constitutes a "group." The filing of this Statement and the Agreement attached as
            Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            995 East Arques Avenue
            Sunnyvale, CA  94086

ITEM 2(c)   CITIZENSHIP:

            United States

--------

(2) Dr. Miller is the President and Chief Executive Officer of Issuer.

CUSIP NO. 716933 10 6                    13G                  Page 8 of 11 Pages


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)   CUSIP NUMBER:

            716933 10 6


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            (a)  [ ]    Broker or dealer registered under Section 15 of the Act,

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act,

            (c)  [ ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act,

            (d)  [ ]    Investment Company registered under Section 8 of the
                        Investment Company Act,

            (e)  [ ]    Investment Advisor registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)  [ ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see
                        13d-1(b)(1)(ii)(F),

            (g)  [ ]    Parent Holding Company, in accordance with
                        Rule 13d-1(b)(ii)(G); see Item 7,

            (h)  [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

            Not Applicable.

CUSIP NO. 716933 10 6                   13G                   Page 9 of 11 Pages


ITEM 4.     OWNERSHIP.

            (a) Amount Beneficially Owned: See Row 9 of cover page for each individual or entity.

            (b) Percent of Class: See Row 11 of cover page for each individual or entity.

            (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See Row 5 of cover page for each individual or entity.

                 (ii) shared power to vote or to direct the vote: See Row 6 of cover page for each individual or entity.

                 (iii) sole power to dispose or to direct the disposition of:
                       See Row 7 of cover page for each individual or entity.

                 (iv)  shared power to dispose or to direct the disposition of:
                       See Row 8 of cover page for each individual or entity.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

CUSIP NO. 716933 10 6                    13G                 Page 10 of 11 Pages


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 716933 10 6                    13G                 Page 11 of 11 Pages


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998


                                    /s/ RICHARD A. MILLER
                                    --------------------------------------------
                                    Richard A. Miller


                                    /s/ SANDRA J. HORNING
                                    --------------------------------------------
                                    Sandra J. Horning


                                    MILLER-HORNING FAMILY TRUST

                                    By:    /s/ RICHARD A. MILLER
                                           -------------------------------------
                                    Title: Trustee
                                           -------------------------------------


                                    JORDAN ANDREW MILLER TRUST

                                    By:    /s/ MICHAEL J. MILLER
                                           -------------------------------------
                                    Title: Trustee
                                           -------------------------------------


                                    JARED DAVID MILLER TRUST

                                    By:    /s/ MICHAEL J. MILLER
                                           -------------------------------------
                                    Title: Trustee
                                           -------------------------------------